8K

Exhibit 99.1

NEWS RELEASE
Contact:  Karen James Cody
kcody@bna.com
(202) 452-4169
www.bna.com/press

BNA ELECTS ROBERT P. AMBROSINI VP & CHIEF FINANCIAL OFFICER

Washington, D.C. (June 11, 2007) – The Board of Directors of Washington, D.C.-based news publisher BNA has elected Robert P. Ambrosini Vice President and Chief Financial Officer, effective June 18, 2007.

Ambrosini has extensive financial management experience with a wide range of companies, including several major multinational corporations as well as privately-held companies and partnerships, with particular expertise in media based properties.

He has served as the Chief Financial Officer for several organizations – including Black Entertainment Television, Inc., (2000 – 2004); and Texfi Industries, Inc. (1997 – 2000) – and in those roles had responsibility for their overall financial operations, including accounting, audit, financial and strategic planning and analysis, tax, business development, and international finance.

From 2004 – 2006 he was the Senior Vice President, Finance and Accounting, for the National Geographic Channel. Most recently, Mr. Ambrosini has been providing management advisory services to various corporations: He has served as CFO to Fairfield Language Technologies, Inc., overseeing the company’s initial compliance with Sarbanes-Oxley requirements; and been a key advisor to Danya International, Inc. in various strategic and operational matters. He also serves on the Board of Directors of the Washington Hospital Center Foundation in Washington, D.C.

Ambrosini has a bachelor’s degree in Psychology from Columbia University and an M.B.A. in Finance from the Fordham University Graduate School of Business, as well as a certificate of advanced graduate study in accounting.

He lives in Great Falls, Virginia, with his wife and three children.

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BNA is a leading publisher of print and electronic news and information for professionals in business and government. BNA produces more than 300 news and information services, including the highly respected Daily Labor Report, Daily Report for Executives, and U.S. Law Week.  Headquartered in Washington, D.C. for more than 75 years, BNA is the oldest wholly employee-owned company in the United States. BNA has been named one of the 100 Best Companies to Work For by FORTUNE, one of Working Mother’s 100 Best, and is the 2000 winner of the prestigious Business Ethics Award for Employee Ownership. BNA had revenues of $345 million in 2006.